EXHIBIT 99.1
TELECOMMUNICATION SYSTEMS, INC. PRICES OFFERING OF $90 MILLION
OF 4.5% CONVERTIBLE SENIOR NOTES
ANNAPOLIS, MD, November 11, 2009 – TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) today announced the pricing of its offering of $90 million aggregate principal amount of 4.5% convertible senior notes due 2014. The offering is expected to close on or about November 16, 2009, subject to the satisfaction of various customary closing conditions. TCS has also granted the initial purchasers of the notes the right to purchase up to an additional $13.5 million aggregate principal amount of notes solely to cover over-allotments.
The notes will be convertible into shares of TCS’s Class A common stock based on an initial conversion rate for the notes of 96.637 shares of TCS’s Class A common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $10.35 per share of Class A common stock. While this represents an approximately 30% conversion premium over today’s closing price of TCS’s Class A common stock of $7.96 per share, the effect of the call spread described below will be to increase the effective conversion premium of the notes to 60% above today’s closing price, or to $12.74 per share.
Interest on the notes will be payable semiannually on November 1 and May 1 of each year, beginning May 1, 2010. The notes will mature on November 1, 2014, unless previously converted in accordance with their terms. The notes will be TCS’s senior unsecured obligations and will rank equally with all of its present and future senior unsecured debt and senior to any future subordinated debt. The notes will be structurally subordinate to all present and future debt and other obligations of TCS’s subsidiaries and will be effectively subordinate to all of TCS’s present and future secured debt to the extent of the collateral securing that debt. The notes are not redeemable by TCS prior to the maturity date.
In connection with the note offering, TCS entered into convertible note hedge and warrant transactions (the “call spread”) with certain counterparties. If the initial purchasers exercise their over-allotment option, TCS intends to proportionally increase the size of the call spread consideration. TCS has been advised by the call spread counterparties that in connection with establishing their initial hedge of the convertible note hedge and warrant transactions, they expect to enter into various derivative transactions with respect to TCS’s Class A common stock concurrently with or following the pricing of the notes. These activities could have an effect on the market price of TCS’s Class A common stock.
TCS intends to use the net proceeds of the offering and the warrant transaction for general corporate purposes, including working capital, and may include the acquisition or investment in businesses, products and technologies that are complementary to its own. TCS also intends to use approximately 10.45% of the gross proceeds of the offering to pay TCS’s cost of the call spread transactions.
The notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes, the shares of Class A common stock underlying such notes, the convertible note hedge transactions, the warrants and the shares of Class A common stock underlying such warrants have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About TeleCommunication Systems
TeleCommunication Systems, Inc. (TCS) (NASDAQ:TSYS) engineers and delivers wireless communications technology, including E9-1-1 services and commercial applications like navigation that use the precise location of a wireless device, and secure satellite-based communications systems and services.
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’s current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,’’ “intend,” “anticipate,’’ and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that (i) TCS’s expectation to close the offering of the notes on or about November 16, 2009; (ii) TCS’s intention regarding the use of the net proceeds of the offering; (iii) the intention of the counterparties and/or their respective affiliates to the convertible note hedge and warrant transactions to enter into various derivative transactions; and (iv) TCS’s expectations regarding the effect on the price of its Class A common stock from the convertible note hedge and warrant transactions and various derivative transactions.
Additional risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the Company’s financial results and the ability of the Company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for TCS products and services, (iii) conduct its business in foreign countries, (iv) develop software and provide services without any errors or defects, (vii) protect its intellectual property rights, (viii) evaluate and execute acquisitions and investments, (ix) not incur substantial costs from product liability claims relating to its software, and (x) implement its sales and marketing strategy. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.